CARDIOVASCULAR SYSTEMS, INC. SIGNS DISTRIBUTION AGREEMENT
WITH MEDIKIT CO., LTD. FOR JAPAN

Medikit will be Exclusive Japanese Provider of CSI’s Diamondback 360® Atherectomy Systems;
Agreement Includes $10 million Upfront Payment to CSI

St. Paul, Minn. – November 14, 2016 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII) has signed an exclusive distribution agreement with Medikit Co., Ltd. to sell its Diamondback 360® Coronary and Peripheral Orbital Atherectomy Systems (OAS) in Japan.

Medikit is one of the world's leading manufacturers in vascular access and interventional medical devices, especially hemodialysis and other catheters used by hospitals for coronary and peripheral interventions. Medikit’s Japanese sales channel includes 120 sales representatives selling products to over 800 hospitals that perform percutaneous coronary interventions. To secure exclusive distribution rights, Medikit will make an upfront payment of $10 million to CSI.

“The presence of severely calcified coronary lesions contributes to both poor patient outcomes and higher treatment costs,” said Nobufumi Kurita, President, Medikit Co., Ltd. “We look forward to working with CSI to bring this important, novel technology, with compelling clinical and economic evidence, to the Japanese market.”

In June, CSI submitted a Shonin application to Japan’s Pharmaceuticals and Medical Devices Agency (PMDA) for approval of its Diamondback 360 Coronary OAS Micro Crown to treat severely calcified coronary arteries. The company anticipates commercialization beginning in calendar 2018. CSI will also pursue Shonin approval for its Diamondback 360 Peripheral Orbital Atherectomy System in the near future.

“We’re excited to partner with Medikit, a highly respected distribution partner with a large sales force in Japan,” said Scott Ward, President and Chief Executive Officer of CSI. “Japan represents the world’s second-largest market for coronary interventions, with a large patient population suffering from calcified artery disease. Physicians in Japan understand the challenges of treating calcified lesions and they are seeking novel tools, like orbital atherectomy, to improve clinical outcomes for their patients.”

CSI submitted its application for Shonin approval of the Coronary OAS Micro Crown following the completion of the COAST clinical study. COAST is a Harmonization-By-Doing clinical study conducted in both the United States and Japan under the regulations of both governments. COAST is a single-arm, multi-center, global investigational device exemption (IDE) study to evaluate the safety and efficacy of CSI’s next-generation OAS in treating patients with severely calcified coronary lesions. The company completed COAST enrollment of 100 patients, including 74 patients at 12 sites in the United States and 26 patients at five sites in Japan, in July 2015. At the 2016 Cardiovascular Research Technologies Conference (CRT), data presented from the study showed a 30-day freedom from MACE (major adverse cardiac events) rate of 85% and a successful stent delivery rate of 99%.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with

CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40% of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Medikit Co., Ltd.
Established in 1973 and based in Tokyo, Medikit Co., Ltd. is a global medical technology company and is publicly-traded on the JASDAQ exchange (JASDAQ: 7749). Medikit’s mission is to deliver the highest standards of excellence in operating as a health care company whose products and services help to enhance healthy lives by minimizing unnecessary suffering and death from disease. Medikit is a market leader in interventional products including vascular access devices such as hemodialysis catheters, intravenous catheters, sheaths and guiding catheters. Medikit products are sold in Japan, the United States and over 30 other countries. The company has R&D and manufacturing capabilities in Japan and Vietnam with more than 1,300 consolidated employees. For more information, visit the company’s website at www.medikit.co.jp.

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. The Stealth 360® Peripheral Orbital Atherectomy System (OAS) received CE Mark in October 2014. To date, over 275,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) regulatory approval of CSI’s devices in Japan; (ii) the anticipated commercialization of the Diamondback 360 Coronary OAS Micro Crown in Japan, including the anticipated timing thereof; and (iii) CSI’s plans to seek regulatory approval of and commercialize CSI’s Diamondback 360 Peripheral Orbital Atherectomy System in Japan. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, regulatory developments in Japan; Japanese clearances and approvals; approval of our products for distribution in Japan; approval of products for reimbursement in Japan and the level of reimbursement; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:

Peripheral Products
The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts this device to sale by or on the order of a physician.

Micro Crown OAS
This new system is limited by federal law to investigational use and is currently not commercially available in the United States or Japan.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com
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